Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone:	(972) 668-8800
Contact:	Roland O. Burns
Sr. Vice President and
Chief Financial Officer
Web Site:	www.comstockresources.com

For Immediate Release

NEWS RELEASE

COMSTOCK RESOURCES, INC. ANNOUNCES CONTRIBUTION
OF GULF OF MEXICO PROPERTIES TO A NEW VENTURE

FRISCO, TEXAS, July 19, 2004 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that it has contributed its interests in oil and natural gas properties located in the state and federal waters of the Gulf of Mexico and $102.7 million in related debt to newly created Bois d’Arc Energy, LLC (“Bois d’Arc”). Bois d’ Arc Resources, Ltd. and its two principals, Wayne L. Laufer and Gary W. Blackie, also contributed to Bois d’Arc interests in their Gulf of Mexico properties and certain related debt, together with their interests in Bois d’Arc Offshore, Ltd. Certain other parties with working interests in the same properties are also expected to contribute their interests to the new company. As a result of these transactions, Comstock expects to hold a 59.9% equity interest in Bois d’Arc.

Bois d’Arc is a newly formed entity that will engage in the exploration, development and production of oil and natural gas properties in the Gulf of Mexico. The oil and natural gas properties being contributed to Bois d’Arc are estimated to have proved oil and natural gas reserves of approximately 300 billion cubic feet of natural gas equivalent. Bois d’Arc’s management will be comprised of M. Jay Allison, Comstock’s Chairman of the Board, President and Chief Executive Officer, as its Chairman of the Board of Managers, Wayne L. Laufer as its Chief Executive Officer, Gary W. Blackie as its President, and Roland O. Burns, Comstock’s Chief Financial Officer, as its Chief Financial Officer. Comstock will provide accounting and other administrative services to Bois d’Arc. In addition, Comstock has made available to Bois d’Arc a revolving line of credit in a maximum outstanding amount of $200 million, of which $152 million is expected to be outstanding after all parties have contributed their interests. In addition, the existing exploration venture between Comstock and Bois d’Arc Offshore, Ltd. has been terminated.

Bois d’Arc expects to refinance the amounts outstanding under the Comstock provided credit facility in the near future. The refinancing may include an initial public offering of its common stock, depending on market conditions and various other factors. Comstock anticipates that it will maintain a significant ownership interest in Bois d’Arc after the refinancing. If Bois d’Arc does not complete a financing transaction which generates sufficient proceeds to repay all of the amounts outstanding under the Comstock provided credit facility by December 1, 2004 (or such later date as is determined by Bois d’Arc’s Board of Managers), Bois d’Arc will be dissolved and liquidated in a manner to put the contributors in a position as near as possible to the same economic position that they would have been in if they had never formed Bois d’Arc and instead had continued to own their respective properties separately.

“Comstock’s partnership with Bois d’Arc Offshore in the Gulf of Mexico dates back to 1997 with the exploration venture, which has been a major component of our growth over the last six years,” stated M. Jay Allison, Comstock’s President and Chief Executive Officer. “We expect the new venture will be even more successful in exploring for oil and natural gas reserves in the Gulf of Mexico.”

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.